EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 of Coherent, Inc. for the registration of 5,225,760 shares of its common stock and also $200 million of 2.75% Convertible Subordinated Notes due 2011, and to the incorporation by reference therein of our report dated November 5, 2003, with respect to the consolidated financial statements of Lambda Physik AG Annual Report on Form 10-K of Coherent, Inc. for the year ended October 1, 2005, filed with the Securities and Exchange Commission.

Ernst & Young AG

Wirtschaftsprungsgesellschaft

/s/ Hentschel	/s/ Boelsems
Hentschel	Boelsems

Hanover, Germany

July 7, 2006